Schedule 1.1. Navion Reorganisation
to the Share Sale and Purchase Agreement
between Statoil ASA and Statpet AS
and Norsk Teekay AS
dated 15 December 2002

Prior to Closing, the Sellers will procure that the following transactions, constituting the Navion Reorganisation, be implemented, in such sequence and chronology as the Sellers may determine:

1.	Sale of the offshore loading activity of Navion Maritime AS, including (i) all Vessels except “Navion Odin” owned by Navion Maritime AS, and (ii) all Contracts entered into by Navion Maritime AS, from Navion Maritime AS to Navion Offshore Loading AS at fair market value. The vessels referred to in (i) and the applicable fair market transfer prices are:

(a) MV “Navion Norvegia”
(b)  MV “Navion Europa”
(c)  MV “Navion Britannia”
(d)  MV “Navion Scandia”
(e)  MV “Navion Hispania”
(f)  MV “Navion Oceania”
(g)  MV “Navion Anglia”
(h)  MV “Navion Scotia”
(i)  Goodwill

USD 58 million USD 58 million USD 67 million USD 62 million USD 66 million USD 65 million USD 66 million USD 30 million USD 18 million
The market price applied in relation to the Contracts amounts to USD 150 million in aggregate.

For accounting purposes the said sale shall be treated as a transaction at fair market value for Navion Offshore Loading.

2.	Sale of all Vessels owned by Rasmussen Navion KS to Navion Offshore Loading AS at fair market value, being the following vessels to be transferred at the following market prices:
(a) MV “Navion Clipper” (b) MV “Navion Viking” (c) MV “Navion Saga”	USD 34 million USD 14 million USD 37 million
For accounting purposes the said sale shall be treated as a transaction at fair market value for Navion Offshore Loading.
3.	Certain restructuring/disposal transactions out of the Navion Group prior Closing:
- Sale of all the shares in Navion Drillship I AS to Statoil (or subsidiary) at fair market value.

  -   Sale of all the shares in Navion Maritime AS to Statoil (or subsidiary) at fair market value.

  -   Sale of all shares in Rasmussen Navion AS to Statoil (or subsidiary) at fair market value.

In addition, certain transfer agreements regarding TMP may be entered into as agreed with the Buyer, ref. Schedule 5.3.8.
4.	Prior to the Signing Date, Navion has concluded the sale to Statoil of its LPG-business, except for the ownership of MT Navion Dania.
5.	The sale of the Shares as well as the sale of Vessels and/or Contracts from Navion Maritime AS and Rasmussen Navion KS (as the case may be) to Statoil (or subsidiary) require the prior written consent from certain contractual parties.

The Sellers shall use their reasonable efforts to obtain such consent as required in a timely fashion prior to Closing.

If, for any reason, any requested consent from a third party is withheld or rejected, the Sellers shall procure – to the extent not prohibited under the relevant Contracts – to enter into back-to-back arrangements between Navion Maritime AS (following the purchase of all of the shares of Navion Maritime AS by Statoil or subsidiary) and Navion Offshore Loading, securing that the risk and rewards of the underlying contract(s) with the relevant third party be transferred to and allocated with Navion Offshore Loading effective as of the Effective Date as if the intended transfer had been accepted by the relevant third party.

If, and to the extent, the relevant Contracts with third parties prohibit or restrict Navion Maritime AS’ or Rasmussen Navion KS’ ability to enter into any such back-to-back arrangements as aforesaid, the Sellers shall compensate the Buyer by way of a reduction of the Purchase Price equal to the net loss suffered by Navion for the remaining duration of the firm Contract(s) not being transferred.

As far as the COAs are concerned, the net loss shall be determined as of 31 December 2003 in relation to all COAs in respect of which relevant consents may not have been successfully obtained based on the following formula:

The net loss will equal the sum of the value of X for each remaining year of the firm contract period of each COA less Y. For the purposes hereof

Y = the greater of (a) present value of relevant firm contract period in respect of a COA obtained with any field owner calculated using formula for obtaining “X”, or (b) income obtainable, as determined by a London Tanker Broker panel, for the remaining firm contract period in the conventional spot tanker market, assessed on the actual ability of the tanker to trade on the spot tanker market given its remaining commitments in the shuttle tanker business.

X = A/B*C*D

X = annual compensation

A = forecasted annual oil production volumes for transportation as set out in Navion’s TC/COA report (latest updated version as per the Signing Date) up until 2009, and, if relevant, as per WoodMackenzie’s published “P50” forecast for the period thereafter, or partial years, remaining until the end of the firm COA period;

B = average cargo size (barrels per cargo) lifted in the 12 months preceding the termination date of the relevant COA from the relevant fields;

C = average round trip voyage days (including notional ballast days) from the relevant field during the 12 months preceding the termination of the relevant COA;

D = daily freight rate stipulated in the relevant COA;

X to be calculated for each year of firm contract period remaining, and to be discounted to present value using a discount rate of 10% per annum.

The net loss shall be adjusted by any benefit which may be created in respect of a COA with the relevant field and operator by way of replacement of or adjustment to an existing COA, including, if relevant, any extension of a contract period.

Interest on the relevant compensation amount shall accrue from the date of Closing till payment is made to the Buyer at a rate of 6 months LIBOR + 1%.

For the avoidance of doubt, the above mechanism shall apply even in relation to any relevant Contracts referred to in Clause 5.3.10 which may be terminated.

Notwithstanding the above, it is agreed and understood that a failure to effect the transfer of the risk and rewards as contemplated shall in no event per se constitute grounds for not consummating the Transaction. Provided, however, that the Sellers may, prior to Closing, terminate the Agreement without further liability to the Buyer if, in the Sellers’ opinion, such restriction from the relevant third party represents an obstacle for an orderly consummation of the Navion Reorganisation and/or the Transaction.